August 17, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sirs:

On April 17, 1998, upon the resignation of our previously engaged accountant, the Board of Directors of Tax Exempt Proceeds Fund, Inc., engaged McGladrey & Pullen, LLP, New York, NY as the Fund's independent accountants for the fiscal year ended June 30, 1998.

The previously engaged accountant's report on the Fund's financial statements for each of the past two years was unqualified. During the two most recent fiscal years and the period subsequent to our last fiscal year, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or audit procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The change of accountants was recommended by the audit committee and approved by the Board of Directors.


                                       Yours very truly,

                                       /s/ Bernadette N. Finn

                                       Bernadette N. Finn
                                       Secretary, Tax Exempt Proceeds Fund, Inc.

August 20, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Commissioners:

We have read the statements made by Tax Exempt Proceeds Fund, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 77K of Form N-SAR, as part of the Company's report on Form N-SAR for the period ended June 30, 1998. We agree with the statements concerning our Firm in such Form N-SAR.


Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP